EX 10.3



DISTRIBUTORSHIP AGREEMENT

THIS AGREEMENT (Agreement) is entered into this 30th day of July 2003, by and between Reclamation Consulting and Applications Inc., a company organized under the laws of Colorado with its principal place of business at 23832 Rockfield Blvd., Suite 273, Lake Forest, California 92630, USA and its manufacturing and sales training site at 3558 West 900 South, Salt Lake City, Utah, 84104 USA ('RCAI')

and

North American Marketing, Inc., a company organized under the laws of Nevada, and having its principal place of business at 1225 Wakeham Avenue, Santa Ana, CA 92705 ('Distributor')

RECITALS

RCAI manufactures and distributes certain asphalt, cement and related product release agents, which are used in the construction and similar industries and which are sold under the RCAI trademarks 'Alderox' and/or 'ASA-12'.

RCAI desires to appoint Distributor to promote, market, sell, distribute and service RCAI's products and Distributor desires to promote, market, sell, distribute and provide customer service for RCAI products in the territory, defined herein below.

In consideration of the mutual representations, agreements and conditions contained in this Agreement, RCAI and Distributor hereby agree as follows:

SECTION 1:  DEFINITIONS

1.1 'Products' means asphalt, cement and related product release agents, in liquid form that RCAI formulates and manufactures. RCAI authorizes Distributor to distribute these Products under the RCAI Trademarks.

1.2 'Territory' means the entire geographic contiguous area of the United States plus Alaska and Hawaii. The Territory will be broken into 4-5 sub-Territories, each with its own minimum required sales volumes all as set forth on Schedule A hereto.

1.3 'Effective Date' means the date first written above which will be concurrent with the date when an authorized representative of the last party hereto executes this Agreement.

1.4 'Agreement Year' means any partial or whole calendar year, commencing with the Effective Date hereof, or any such subsequent period during the continuance of this Agreement.

1.5 'Trademarks' means all trademarks, trade names, designs, logos or other protected or protectable commercial symbols used by RCAI to identify RCAI as the source of the Products to which RCAI grants Distributor the right of distribution hereunder and as set forth in Schedule A hereto.

1.6 'Documentation' means any promotional, advertising, technical or training materials developed and furnished by RCAI to Distributor hereunder, specifically intended for the public, including customers and potential customers and concerning the promotion, distribution, application or handling of
the Products. 1.7     'Distributor' means North American Marketing, Inc., and
any sub-distributor or subcontractor, agent, representative, successor or assign to whom any of the rights or obligations of Distributor herein are assigned or delegated upon the prior written consent of RCAI.

SECTION 2:      GRANT OF DISTRIBUTORSHIP

2.1 As of the Effective Date of this Agreement and for the term hereof, RCAI hereby appoints Distributor and Distributor hereby accepts the appointment to promote, distribute and provide customer service for the Products in the Territory under the terms and conditions of this Agreement.

2.2 The exclusive right granted herein will apply provided Distributor achieves the Minimum Sales Objectives in the Territories for each Agreement Year during the term hereof as further described below.

2.3 During the term hereof, Distributor will refrain from directly promoting, distributing or servicing the Products outside the Territory by soliciting orders, establishing or operating any branch or facilities for said purposes outside the Territory, or taking any other direct action to obtain customer orders outside of the Territory.

2.4 During the term RCAI shall appoint no other sales agents to distribute the Products within the territory provided minimum sales objectives are achieved as set out below. RCAI will use reasonable efforts to refer to Distributor any customer inquiry or order originating from Distributor's Territory. However, RCAI may directly sell, distribute or service the Products in the Territory during the term for its own account, and shall not be obligated to compensate Distributor for any such sales and activities.

2.5 The rights of Distributor to promote, distribute or provide customer service for the Products include the right of sub-distribution or subcontract, but only upon the prior written consent of RCAI. All other rights not expressly granted in this Agreement to Distributor are reserved to RCAI.

SECTION 3:      AUTHORIZED USE OF TRADEMARKS

3.1 As of the Effective Date of this Agreement and for the term hereof, RCAI hereby grants Distributor the nonexclusive, nontransferable right to use the Trademarks set forth in Schedule B hereto in connection with the promotion, distribution and servicing of the Products in the Territory. RCAI may amend Schedule B from time to time.

3.2 Distributor will comply with all RCAI requirements for affixing or using the Trademarks on or in connection with the Products.

3.3 During the term hereof, Distributor will represent to customers and other third parties that Distributor is an authorized independent distributor of RCAI and the Products for the Territories. Distributor will refrain from using any trademarks or other identifying symbols that may be considered by customers or other third parties to be misleading as to the identity of Distributor, the relationship of RCAI and Distributor, or the origin or nature of the Products.

SECTION 4:      MINIMUM SALES OBJECTIVE

4.1 Set out on Exhibit A hereto are minimum volume of sales of the Products that Distributor commits to use its best efforts to achieve for each of the Territories on a quarterly basis in the first Agreement Year. RCAI will review the minimum quarterly volume of sales of the Products prior to the beginning of any successive term during which this Agreement may continue and RCAI may change and adjust such minimums as it, in its sole judgment, sees fit.

4.2 Distributor will use its best efforts to achieve the Minimum Sales Objective in any given Agreement Year. In particular, Distributor will:

a) actively promote, distribute and service the Products in the Territories;

b)      diligently pursue sales leads provided by RCAI;

c) initiate sales programs, campaigns, surveys, promotions and advertising programs;

d) comply with all provisions of Sections 8 and 9 hereof on training and advertising; and

e) respond promptly and fully to any of RCAI's requests for information on customers or market conditions in Distributor's Territories.

f) assist RCAI, when requested, in the development and testing of new products developed by RCAI

4.3 In the event that Distributor fails to achieve the Minimum Sales Objective in one or more of the Territories in any quarterly period, RCAI may, in its sole discretion, revise the Minimum Sales Objective for the subject Territory or Territories, and/or revoke the exclusive appointment granted herein in the subject Territory or Territories with immediate effect and appoint other distributors in the Territory or Territories, and/or terminate this Agreement in full, or as to such territory, immediately upon 20 days written notice to Distributor.

SECTION 5:      INVOICING, PURCHASE ORDERS & PAYMENT

5.1 Distributor will invoice customers on RCAI letterhead and payment shall be made directly from the customer to RCAI.

5.2 Invoices to customers shall be payable net 30 days from date of invoice and shall offer a 3% discount for payment received net 10 days.

5.3 Once payments are received from customers and funds have cleared, within 30 days thereafter RCAI will issue checks to Distributor, for the difference between their current wholesale Product price and the net amount received.

5.4 Distributor will not be paid against payments received for product and equipment that was in stock with RCAI at the time of this agreement (as per inventory list of July 15, 2003).

SECTION 6:      TERMS OF SALE

6.1 Unless otherwise agreed by RCAI, RCAI will deliver all Products for which it accepts purchase orders FOB RCAI's manufacturing plant Salt Lake City, Utah, or alternate pick-up site, Incoterms 2000, at which time and place title to the Products and risk of loss of the Products will pass to Distributor.

6.2 After loading by RCAI at its designated facility, Distributor is responsible for all costs and risks of transportation, insurance, any import duties or other charges, sales, use or other taxes, and licenses or approvals required for the transport, import, promotion, distribution and sale of the Products in the Territory, and any loss or damage sustained from the point RCAI's facility.

SECTION 7:      TERMS OF PAYMENT

7.1 Payments made to Distributor from RCAI will reflect the difference between the prices set forth on RCAI's wholesale Price List for the Products, attached hereto as Schedule C, and as changed by RCAI from time to time, and the net proceeds received.

7.2 RCAI may change the pricing for products on the Product/Price List of Schedule C at any time, and, from time to time, any changes to said prices to be effective upon thirty (30) days written notice by RCAI to Distributor.

7.3 Unless otherwise agreed, invoices will require customers to make payment of the full invoice amount to RCAI, excluding any bank transfer or other charges, in US dollars, transfer orders to be made payable to RCAI and to any bank account as RCAI may designate from time to time.

7.5 RCAI reserves the right to request special terms of payment from certain customers on an individual basis, as RCAI determines in its sole discretion.

7.6 If it is necessary to convert any amount paid or payable to US dollars from any other currency, the conversion will be made at the rate of exchange actually used by RCAI's bank or other institution, and less all charges and fees for conversion.

SECTION 8:      QUALITY CONTROL, SAFETY STANDARDS

8.1     Distributor will:

a) employ and maintain sufficient personnel to perform the obligations of Distributor herein and ensure their adequate training in accordance with this Agreement;

b) provide customers with adequate information and training on the safe and effective handling of the Product(s) and their applications;

c) furnish all market development information reasonably requested by RCAI concerning the customers of Products sold by Distributor; and

d) notify RCAI by phone, confirming in writing or confirming by e-mail, as promptly as practicable after it comes to Distributor's attention, of any customer complaints regarding the Products.

e) advertise and publicize the Products in the Territory in accordance with any RCAI advertising and promotional guidelines set forth in any Documentation or other materials, or as provided during any sales training or market development assistance by RCAI, and spend a minimum of at least $_______ per quarter on advertising for the Products.

SECTION 9:      LIMITED WARRANTIES FOR PRODUCTS

9.1 RCAI hereby warrants with respect to all Products delivered to Distributor pursuant to the terms and conditions hereof that all such Products will be suitable for the applications intended, provided they are used as is intended from the date of delivery to Distributor until one (1) year from the pick-up date.

9.2 RCAI's entire liability and Distributor's customers' exclusive remedy is limited to the replacement without charge, of any Products which prove not to function as intended within the warranty period.

9.3 RCAI will not be liable for the replacement of Products which, in RCAI's sole opinion, have been subjected to misuse, accident, alteration, neglect or damage.

9.4 The warranties provided herein are the only warranties made by RCAI and excludes all other express and implied warranties including those of merchantability and fitness of the Products for a particular purpose.

9.5 IN NO EVENT WILL RCAI BE LIABLE FOR DAMAGES OF ANY KIND, DIRECT OR INDIRECT, INCLUDING, WITHOUT LIMITATION, GENERAL AND SPECIAL DAMAGES SUFFERED BY DISTRIBUTOR OR ANY CUSTOMER OR DISTRIBUTOR ARISING FROM BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE OR OTHER TORT, EQUITY, OR ANY OTHER LEGAL GROUND OF ACTION.

SECTION 10:     DISTRIBUTOR'S LIABILITY

10.1 Distributor will limit its representations on warranty with regard to the Products to correspond to the provisions of this Agreement.

10.2 Distributor will obtain as of the Effective Date of this Agreement and maintain for the term hereof general liability coverage which includes specifically the Products and completed operations coverage of at least $1,000,000 per incident, property of at least $1,000,000 and such additional insurance as may be required by the law or laws of the Territory, and which names RCAI as an additional insured.

10.3 Within ten (10) days of the Effective Date, Distributor will provide RCAI with a copy of the insurance policy evidencing compliance with Section 12.2 and will refrain from canceling or changing said policy, except to increase Distributor's coverage, without prior written notice of RCAI.

SECTION 11:     PROPRIETARY RIGHTS

11.1 Distributor on behalf of itself, its officers, employees, agents, representatives, and assigns:

a) acknowledges that RCAI is the owner of all proprietary rights in the Products and the Trademarks, to which RCAI grants Distributor the rights to distribute and use pursuant to the provisions of this Agreement; and

b) will refrain from any unauthorized or infringing use of the Products, Trademarks or any Documentation for the term hereof and thereafter.

11.2 Promptly after Distributor learns of any suspected or actual unauthorized third party use of the Products, Trademarks or Documentation, Distributor will notify RCAI of said unauthorized use or disclosure.

11.3 Should RCAI decide in its sole discretion to take any action to defend against or terminate said infringing or unauthorized use of its proprietary rights in the Distributor's Territory, Distributor will, upon RCAI's request, render any assistance RCAI may require, at RCAI's expense.

SECTION 12:     TERM AND TERMINATION

12.1 This Agreement will commence on the Effective Date hereof and will continue for an initial term of one (1) year (Initial Term). This Agreement may be renewed at RCAI's sole option for one or more successive terms of 1 year each (Successive Term) by 90 days prior written notice by RCAI to Distributor. At the time of renewal Distributor will:

a) have complied with its best efforts obligation to achieve the Minimum Sales Objective for the Agreement Year concerned; and

b) have complied with all other obligations of this Agreement to RCAI's satisfaction.

12.2 This Agreement may be terminated without cause by either party hereto if the party wishing to terminate gives prior written notice to the other party at least 90 days prior to the end of the Initial Term or any Successive Term.

12.3 RCAI may terminate this Agreement at any time during the Initial Term or any Successive Term by giving written notice to Distributor, notice effective upon the date given, in the event of any one or more of the following:

a) the failure of Distributor to achieve the Minimum quarterly Sales Objective required hereunder, provided, however, that RCAI may elect in lieu of termination, to revise the Minimum Sales Objective, appoint other distributors in the Territory or take any other measures to ensure that the market in Distributor's Territory is optimally developed;

b) Distributor's default in payment when due of any amount payable hereunder, provided however, in lieu of or in addition to termination, RCAI may take any measures to mitigate or reduce the extent of Distributor's default.

c) Distributor's breach of any obligation concerning RCAI's proprietary rights;

d) Distributor's breach of any obligation or representation, other than those of paragraphs a), b) and c) above,

e) Distributor's attempted assignment of this Agreement or any of rights granted hereunder by Distributor by agreement or operation of law, without the prior written consent of RCAI;

f) any legal or business transaction or event which causes a change in majority ownership of Distributor and effectively results in an assignment of this Agreement to owners substantially different from the owners of Distributor at the time of execution of this Agreement without the prior written consent of RCAI; and

g) any insolvency or inability of Distributor to pay debts as and when due, or the initiation or tendency of any proceeding involving the insolvency, bankruptcy, reorganization, or liquidation of Distributor.

SECTION 13:     EFFECTS OF TERMINATION

13.1 Subject to Section 15.6, upon termination, Distributor will immediately discontinue the promotion, distribution and servicing of the Products and will cease to represent itself as an authorized Distributor of RCAI.

13.2 Distributor will further discontinue any use of RCAI's Trademarks and any Documentation. At RCAI's option, Distributor will certify destruction of Documentation.

13.3 Distributor will refrain from using any name, mark or logo which may create a likelihood of confusion with RCAI's Trademarks and will further refrain from copying in whole or in part any of the Confidential Information or Documentation.

13.4 Unless termination occurs for cause, Distributor may sell any Products remaining as of the date of termination, provided it does so within 30 days of the date of termination. All other Products remaining thereafter must be disposed of by Distributor and certified to RCAI.

13.5 Nothing herein will relieve or extinguish any of Distributor's payment obligations under any provision of this Agreement. Nevertheless, in the event of insolvency or refusal to pay for any reason by Distributor, RCAI may take reasonable actions to mitigate its losses by sale of the Products ordered to other distributors or customers.

13.6 Distributor will offer to RCAI and RCAI may at its sole option, elect to assume the rights and obligations of any agreements between Distributor and its customers for the service of the Products, effective as of the date of termination or expiration.

13.7 In no event will termination or expiration with or without cause of this Agreement entitle Distributor to any compensation by RCAI on any grounds whatsoever.

SECTION 14:     GOVERNING LAW, ARBITRATION, ATTORNEY'S FEES

14.1 Governing Law. This Agreement together with the Schedules hereto and any valid agreement subsequently entered into between the parties regarding the subject matter hereof will be governed and construed in accordance with the laws of California.

14.2 Dispute Resolution. In the event of any controversy or claim arising out of or relating to this Agreement, the parties agree to try in good faith to settle the claim by mediation administered by the American Arbitration Association ('AAA') under its International Commercial Mediation Rules before resorting to arbitration. Any controversy or claim that cannot be resolved by mediation will be settled by arbitration administered by the AAA in accordance with its International Arbitration Rules. To the extent these rules require supplementation and do not contradict the aforesaid Rules, the arbitral tribunal will apply the California rules on Arbitration and Conciliation of International Commercial Disputes. Unless otherwise agreed, the place of arbitration will be Los Angeles, California. Judgment on the award rendered by the arbitrator will be final and may be entered in any court having jurisdiction thereof.

14.3 In the event of unauthorized use or disclosure of the Products, Trademarks, or Documentation, Distributor acknowledges that RCAI will be irreparably harmed and, as there is no adequate remedy at law, RCAI may seek and obtain injunctive relief against Distributor for any harm arising from or relating to said unauthorized use or disclosure. Moreover, should the interim measures for injunctive relief under the AAA International Arbitration Rules prove inadequate, RCAI may seek injunctive relief, specific performance or any other equitable relief from any competent court having jurisdiction.

14.4 The award of the arbitrator will be final and binding on the parties, provided said award does not contradict in whole or in part the state of the governing law hereof. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement.

14.5 Attorney's Fees. In the event an action or arbitral proceeding is instituted relating to this Agreement, the party which the arbitrator or court of competent jurisdiction shall deem to have substantially prevailed therein shall be entitled to recover all costs, expenses, and attorney's fees adjudged by such arbitral tribunal or court.

SECTION 15:     GENERAL PROVISIONS

15.1 Relationship of the Parties. Nothing in this Agreement will be construed as creating a partnership or joint venture between the parties or making Distributor a shareholder, agent, employee or other representative of RCAI, but in all of its operations hereunder Distributor will be an independent contractor, conduct its business at its own cost and expense and make no representation, express or implied, that it is an employee, partner, shareholder, joint venturer or other representative of RCAI. Distributor will have no authority to make any representation or warranty on behalf of RCAI, except as specified in this Agreement.

15.2 Force Majeure. In the event that either party is rendered wholly or partially unable to carry out its obligations under this Agreement due to reasons beyond its control (including, without limitation, acts of God, industrial disputes, war or civil disturbances, fire, floods, storms, earthquakes, landslides, acts of any governmental authority or agency, embargoes or unavailability of equipment or transport), the failure to so perform will be excused and not constitute default hereunder during the continuation of the intervention of such force majeure. The party affected shall give prompt notice to the other party, shall take all reasonable steps to eliminate the intervening event and shall resume performance as promptly as is practicable.

15.3 Assignment. This Agreement will be binding upon and inure to the benefit of RCAI, its successors and assigns. This Agreement will not be assignable or transferable by Distributor unless prior written consent is obtained from RCAI and provided that the assignee or transferee agrees in writing to be bound by all the terms, condition and obligations of this Agreement by which Distributor is bound and Distributor remains subject to the obligations on confidentiality and proprietary rights set forth herein. Any assignment of this Agreement or any rights or obligations arising therefrom without RCAI's prior written consent shall be deemed void.

15.4 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court or other tribunal of competent jurisdiction, this Agreement will be considered divisible as to such provision and the remaining provisions hereof will remain valid and binding.

15.5 No Waiver. Failure or delay by either party to exercise or enforce any term, right, power or privilege of this Agreement will not operate as a waiver thereof nor will any single or partial exercise of any term, right, power or privilege preclude any other or further exercise thereof.

15.6 Entire Agreement. This Agreement, and all schedules hereto form the entire agreement of the parties hereto with respect to the subject matter hereof. No modification, renewal, extension or waiver of this Agreement or any of its provisions will be binding unless made in writing and signed by each party=s duly authorized representative, except as to the Schedules attached hereto, which RCAI may amend from time to time during the term hereof.

15.7 Survival. Neither termination nor expiration will affect any right or obligation of either party hereunder which by its terms continues beyond the effective date of termination or expiration.

15.8 Notices. Unless otherwise provided herein, any notice or other written communication required or permitted in connection with this Agreement will be properly given when made in writing and sent by first-class registered or certified airmail, return receipt requested, or by courier or other personal delivery service, and properly addressed to the appropriate party at the address set forth above, until changed by written notice. Notice shall be effective when given, provided it is given in accordance with this Section 15.8.

IN WITNESS WHEREOF, RCAI and Distributor has each caused this Agreement to be executed on its behalf by its duly authorized officer as of the date first written above.


RCAI                                       North American Marketing, Inc.


By:__________________________           By:_____________________________
Gordon Davies                                   George Aumond
President                                       President